EXHIBIT 23.2



Consent of Coopers & Lybrand L.L.P.



We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated January 6, 1995, except for the information presented in Note 19, for which the date was January 31, 1995, on our audits of the consolidated financial statements of Tredegar Industries, Inc. and subsidiaries as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993 and 1992, which report is included in Tredegar Industries, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994.


                                   /s/ Coopers & Lybrand L.L.P.

Richmond, Virginia
November 28, 1995